EXHIBIT 23

Consent of Independent Registered Pubic Accounting Firm

The Board of Directors

Unity Bancorp, Inc.:

We consent to incorporation by reference in the registration statement Nos. 333-64612, 333-64614, 333-20687, 333-105045, and 333-121409 on Form S-8, of Unity Bancorp, Inc., of our report dated February 18, 2005, except as to the second paragraph under Litigation in Note 9, which is as of March 28, 2005, relating to the consolidated balance sheets of Unity Bancorp, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, which report is incorporated by reference in the December 31, 2004 Annual Report on Form 10-K of Unity Bancorp, Inc.

KPMG LLP

Short Hills, New Jersey
March 28, 2005